Exhibit 10.1
ISABELLA BANK CORPORATION
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I - ESTABLISHMENT, PURPOSES, DURATION

1.1     Adoption and Primary Purpose of the Plan. Isabella Bank Corporation (“Isabella”) and Isabella Bank (the “Bank” and collectively with Isabella and their Affiliates and successors, the “Company”) adopt this long-term incentive plan, to be called the Isabella Bank Corporation Supplemental Executive Retirement Plan (the “Plan”). The primary purpose of the Plan is to promote the growth and profitability of the Company by attracting and retaining executive officers and key employees of outstanding competence by promising supplemental funds for retirement and tax planning opportunities.

1.2     Effective Date. This Plan is effective as of the date on which it is executed by both Isabella and the Bank (the “Effective Date”), and will remain in effect until terminated by the Board.

1.3     Compliance Intent. This Plan is intended to comply with Internal Revenue Code of 1986, as amended (the “Code”), and the regulations promulgated thereunder, including Code Section 409A (“Section 409A”), and shall be interpreted accordingly. This Plan is also intended to qualify as a “top hat” plan and as a result to be exempt from most provisions of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and shall be interpreted accordingly.

ARTICLE II - DEFINITIONS

The following definitions apply for the purposes of this Plan, unless a different meaning is plainly indicated by the context:

2.1     Affiliate. “Affiliate” means any Person with whom Isabella or the Bank would be considered a single employer under Code Sections 414(b) or 414(c).
2.2    Annual Credit. “Annual Credit” means the amount required to be credited to the Participant’s SERP Account pursuant to Section 5.1.
2.3     Bank. “Bank” is defined in Section 1.1.
2.4    Beneficiary. “Beneficiary” means the Person or Persons (and their heirs) who a Participant designates as his or her beneficiary to whom the Participant’s benefits are payable upon the Participant’s death. If a Participant has not designated a beneficiary as of the date of the Participant’s death, then the Participant’s estate will be deemed to be the Participant’s Beneficiary.
2.5    Board. “Board” means the board of directors of Isabella, or its successors.
2.6    Cause. “Cause” with respect to a Participant has the meaning given in the Participant’s Participation Agreement.

2.7    Change in Control. “Change in Control” means any of the following events:

a.    a change in the ownership of the relevant Company, whereby a Person or more than one Person acting as a group (within the meaning of Section 409A and the regulations thereunder) (an “Acquirer”), acquires, directly or indirectly, ownership of a number of Shares of the relevant Company which, together with Shares already held by such Acquirer, constitutes more than fifty percent (50%) of the total fair market value or of the combined voting power of the outstanding Shares of the relevant Company; provided that if an Acquirer already owns more than fifty percent (50%) of the total fair market value or of the combined voting power of the outstanding Shares of the relevant Company then the acquisition of additional Shares by such Acquirer is not considered a change in the ownership of the relevant Company;

b.    a change in the effective control of the relevant Company, whereby a majority of the Persons who were members of the Board (or of the board of directors of the relevant other Company) are, within a twelve (12) month period, replaced by individuals whose appointment or election is not endorsed by a majority of the Board prior to such appointment or election; or

c.     a change in the ownership of the assets of the relevant Company, whereby an Acquirer acquires (or has acquired during a twelve (12) month period ending on the date of the most recent acquisition by such Acquirer) assets of the relevant Company that have a total gross fair market value equal to or greater than fifty percent (50%) of the total gross fair market value of all of the assets of the relevant Company immediately prior to such acquisition or acquisitions; provided that there is no change in the ownership of the assets of the relevant Company if assets are transferred to an entity that is controlled by the shareholders of the relevant Company immediately after the transfer, nor is it a change in the ownership of the assets if the relevant Company transfers assets to:

(i)    a Person who immediately before the asset transfer was a shareholder of the relevant Company in exchange for or with respect to the shareholder’s capital stock in the relevant Company;

(ii)    an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the relevant Company;

(iii)    a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding Shares of the relevant Company; or

(iv)    an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by an Acquirer described in subparagraph (iii) of this Section 2.7(c).

d.     Notwithstanding the preceding provisions of this Section, a Planned Capital Offering shall not constitute a Change in Control. A “Planned Capital Offering” is an issuance of Shares by Isabella to new investors pursuant to a plan adopted by the Board, as part of the overall growth plan for Isabella so long as a majority of the Persons who were members of the Board preceding such capital offering remain after its completion. A Planned Capital Offering may include the issuance of Shares that are registered with the Securities and Exchange Commission or any state securities regulator, or that is exempt from registration with the Securities and Exchange Commission or any state securities regulator pursuant to any federal or state law or regulation.

e.    This definition of the term Change in Control is intended to comply with Section 409A and will be interpreted in a manner consistent with the requirements of Section 409A, as limited in this definition. Without limiting the generality of the prior sentence, the use of the term “relevant Company” in this section shall be interpreted in accordance with the rules for identifying the relevant corporation that is subject to a change in control with respect to a Participant in Treasury Regulation Section 1.409A-3(i)(5)(ii).
2.8     Code. “Code” is defined in Section 1.3.
2.9     Committee. “Committee” means the committee appointed to administer the Plan in Section 7.1.

2.10     Company. “Company” is defined in Section 1.1.

2.11     Confidential Information. “Confidential Information” is defined in Section 10.13(b).

2.12     Disability. “Disability” means the Participant:
a.     is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months;
b.     by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company; or
c.     is determined to be disabled by the United States Social Security Administration.
2.13     Discretionary Credit. “Discretionary Credit” means discretionary credits made by the Company that are credited to the Participant’s SERP Account pursuant to Section 5.2.
2.14     Early Retirement Age. “Early Retirement Age” with respect to a Participant means any early retirement age that is set forth in the Participant’s Participation Agreement.

2.15     Effective Date. “Effective Date” is defined in Section 1.2.

2.16    ERISA. “ERISA” is defined in Section 1.3.
2.17    Good Reason. “Good Reason” with respect to a Participant has the meaning given in the Participant’s Participation Agreement.
2.18    Isabella. “Isabella” is defined in Section 1.1.
2.19    Normal Retirement Age. “Normal Retirement Age” with respect to a Participant means any normal retirement age set forth in the Participant’s Participation Agreement.
2.20    Parachute Amount. “Parachute Amount” is defined in Section 6.5.
2.21    Participant. “Participant” means an employee of the Company who is designated by the Board to participate in the Plan pursuant to Section 3.1, provided that such person must be a member of the Company’s select group of management or highly compensated employees.
2.22     Participation Agreement. “Participation Agreement” means a written agreement between the appropriate Company and the Participant, pursuant to which the Company agrees to provide the Participant with the benefits that are described in the Plan and the Participation Agreement. Each Participation Agreement must contain such terms as the Board may specify, including the following: (i) the effective date of the Participant’s participation in this Plan; (ii) any Annual Credits, Discretionary Credits and other benefits to which the Participant is or may be entitled under the Plan; (iii) any special elections with respect to the time and form in which such benefits are to be paid; and (iv) any other provisions that supplement and are not inconsistent with the terms of this Plan. As a condition to participation, each Participant must enter into a Participation Agreement within 30 days of becoming eligible to participate in the Plan.
2.23     Person. “Person” means an individual, a corporation, a bank, a savings bank, a savings and loan association, a financial institution, a partnership, an association, a joint stock company, a trust, an estate, a limited liability company, an unincorporated organization and any other entity.
2.24     Plan. “Plan” is defined in Section 1.1.
2.25     Plan Year. “Plan Year” means the annual period from January 1 to December 31.

2.26     Restricted Territory. “Restricted Territory” is defined in Section 10.13.
2.27     Retirement. “Retirement” means a Participant’s Separation from Service after attaining Early Retirement Age under circumstances determined by the Board to constitute the Participant’s retirement, in the sole discretion of the Board.
2.28    Section 409A. “Section 409A” is defined in Section 1.3.
2.29    Separation from Service. “Separation from Service” means the Participant’s termination of employment with the Company for any reason other than death or Disability. Whether the Participant has terminated employment for purposes of this Plan is based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipate that either:
a.    the Participant will perform no further services for the Company after the date on which the Participant’s employment is terminated; or
b.    the level of bona fide services that the Participant would perform for the Company (whether as an employee or as an independent contractor) after the date on which the Participant’s employment is terminated will be permanently decreased to not more than 20% of the average level of bona fide services performed over the 36 consecutive-month period that immediately precedes the employment termination date or, if the Participant has been providing services for less than 36 months, over the full period during which the Participant provided services to the Company (whether as an employee or as an independent contractor).
c.    No Separation from Service shall be deemed to occur due to military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or, if longer, so long as the Participant’s right to reemployment is provided by law or contract. If the leave exceeds six (6) months and the Participant’s right to reemployment is not provided by law or by contract, then the Participant shall have a Separation from Service on the first date immediately following such six-month period.
d.    This definition of the term Separation from Service is intended to comply with the definition of the term “separation from service” under Section 409A and will be interpreted in a manner consistent with the requirements of Section 409A, as limited in this definition.

2.30    SERP Account. “SERP Account” means the bookkeeping record established for the Participant to which the Company will make all credits allocated under the Plan, plus deemed investment earnings attributable to such credits, minus deemed investment losses attributable to such credits, and minus payments, forfeitures, and other adjustments made in accordance with the terms of this Plan and the Participant’s Participation Agreement. Each Participant’s SERP Account will be used solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. A Participant’s SERP Account will not constitute or be treated as a trust fund of any kind.
2.31     SERP Account Balance. “SERP Account Balance” means the balance of the Participant’s SERP Account determined by the Committee as close as administratively practicable to the applicable payment date or other relevant date.
2.32    Share. “Share” means a share of the common stock of the relevant Company.

2.33    Similar Arrangement. "Similar Arrangement" means an agreement, method, program or other arrangement sponsored by the Company with respect to which deferrals are treated as having been deferred under a single plan under Treasury Regulation Section 1.409A-1(c)(2).
2.34    Specified Employee. “Specified Employee” means a “key employee” as such term is defined in Code Section 416(i) and the regulations promulgated thereunder, but disregarding Code Section 416(i)(5), as determined in accordance with Treasury Regulation Section 1.409A-1(i). All employees of the Company shall be taken into account in determining whether any Participant is a Specified Employee.
ARTICLE III – ELIGIBILITY, VESTING, FORFEITURE, CLAWBACK
3.1     Eligibility. The Board may designate members of the Company’s select group of management or highly compensated employees as being eligible to participate in this Plan and to become Participants. As a condition to participation, each employee who is eligible to participate in the Plan must enter into a Participation Agreement within 30 days of becoming eligible to participate in the Plan, and must complete such other forms and documents as the Committee may request from time to time. The eligibility of an employee shall automatically lapse at the expiration of such period if the documents required by the Committee have not been executed and returned. An eligible employee’s participation in the Plan shall commence as of the date specified in the Participation Agreement. In the event of a conflict between the terms of this Plan and the terms of the Participation Agreement, the terms of this Plan shall control, except as specifically provided otherwise in this Plan or the Participation Agreement.
3.2     Vesting. Each Participant’s SERP Account shall be subject to any vesting schedule and other vesting conditions that are set forth in the Participant’s Participation Agreement. Except to the extent that the Participant’s Participation Agreement provides otherwise, amounts then credited to the Participant’s SERP Account shall automatically become 100% vested upon: (i) the Participant’s attainment of Normal Retirement Age while an employee of the Company; (ii) the Participant’s Retirement; (iii) the Participant’s involuntary Separation from Service without Cause; (iv) the Participant’s death or Disability while an employee of the Company; or (v) a Change in Control that occurs while the Participant is an employee of the Company. Amounts credited to the Participant’s SERP Account after a Change in Control that occurs while the Participant is an employee of the Company shall automatically become 100% vested upon the first to occur of events (i), (ii), (iii), or (iv) above or the Participant’s voluntary Separation From Service with Good Reason. A Participant’s SERP Account will not vest after the Participant’s Separation from Service except to the extent that the Participant’s SERP Account vests by reason of the Participant’s Separation from Service; provided that the Committee may, in its sole discretion, determine that a Participant’s SERP Account may vest after the Participant’s Separation from Service.
3.3    Forfeiture. A Participant will forfeit the Participant’s entire SERP Account as required by this Section 3.3, except to the extent that the Participant’s Participation Agreement provides otherwise.
a.    Unvested Credits. A Participant will forfeit the unvested portion of his or her SERP Account upon the Participant’s Separation from Service under circumstances that do not result in the Participant’s SERP Account Balance becoming 100% vested under Section 3.2.
b.    Vested and Unvested Credits. A Participant will forfeit 100% of his or her SERP Account, regardless of whether or not any portion of the Participant’s SERP Account is vested or unvested, upon either: (i) the Participant’s Separation from Service for Cause, or (ii) the Participant’s material violation of any of the provisions of Section 10.13 or any similar covenants in any Participation Agreement, regardless of whether such violation occurs before or after the Participant’s Separation from Service.
No portion of a Participant’s SERP Account will vest after the occurrence of a forfeiture event that occurs with respect to that Participant; provided that the Committee may, in its sole discretion, waive a forfeiture event for a Participant.

3.4    Clawback. A Participant’s Participation Agreement may specify conditions upon which the Company may recover, in whole or in part, benefits paid to the Participant under this Plan and the Participation Agreement, or upon which the Participant may forfeit benefits to which the Participant is entitled under this Plan and the Participation Agreement, in each case due to the inaccuracy of any financial results or other operating metrics or due to any other circumstance, as the Board may determine to be appropriate, in its sole discretion.
ARTICLE IV - SERP ACCOUNT
4.1     SERP Account. The Company shall maintain for each Participant a SERP Account to which it shall credit all amounts credited under Article V of the Plan. Each Participant’s SERP Account shall be adjusted no less often than annually to reflect the credits allocated to the SERP Account and the earnings thereon pursuant to Section 5.3 of the Plan. Such adjustments shall be made as long any amount remains credited to the Participant’s SERP Account.
4.2     Unsecured Creditor. This Plan is an unfunded Plan, including for ERISA and tax purposes. The Participant’s or any Beneficiary’s rights under this Plan are only those of a general unsecured creditor of the Company. Neither the Participant nor any Beneficiary, nor any other Person, has by reason of this Plan any right in or title to any property of the Company whatsoever, including without limitation any property that the Company may choose to set aside in anticipation of its liabilities under this Plan or any amounts that may be invested by the Company in connection with this Plan. No right under this Plan will be subject to the debts of the person entitled to the right.

ARTICLE V – CREDITS AND EARNINGS
5.1     Annual Credits. The Company shall credit each Participant’s SERP Account with each Annual Credit (if any) that is specified in the Participant’s Participation Agreement at such time and on such terms as provided in the Participant’s Participation Agreements.
5.2     Discretionary Credits. The Board may, but is not obligated to, make Discretionary Credits to a Participant’s SERP Account from time to time, in its sole discretion. Discretionary Credits shall be credited at such times and in such amounts as approved by the Board, in its sole discretion. The Board may, in its sole discretion, apply such conditions to a Discretionary Credit as it determines to be appropriate. Those conditions may be documented in a Participation Agreement (including in a separate Participation Agreement with respect to the Discretionary Credit to which they relate).
5.3     Interest. As of the last day of each Plan Year, the Company shall credit each Participant’s SERP Account with interest on the Participant’s SERP Account Balance equal to a rate established by the Committee as of the first business day of the Plan Year, compounded annually. Unless changed by the Committee, the interest rate shall be based on the average rate paid on certificates of deposit with the Bank as of October 31 of the current Plan Year, and shall adjust annually as of the first business day of each Plan Year thereafter.

ARTICLE VI - PAYMENT
6.1     Time of Payment. Except to the extent provided otherwise in a Participant’s Participation Agreement or this Plan, payment of a Participant’s vested and nonforfeited SERP Account Balance shall be made in the form required by Section 6.2 upon the first to occur of: (a) the Participant’s Separation from Service; (b) the Participant’s death; (c) the Participant’s Disability; or (d) a specified payment commencement date that is set forth in the Participant’s Participation Agreement. Payments after a Participant’s death will be made to the Participant’s Beneficiary.
6.2    Form of Payment. Except to the extent provided otherwise in the Participant’s Participation Agreement or this Plan, a Participant’s entire vested and unforfeited SERP Account Balance shall be paid in a single cash lump within 90 days after the date of the relevant payment event under Section 6.1. If a Participant’s Participation Agreement or an election under Section 6.4 provides that the Participant’s SERP Account Balance is to be paid in a series of installment payments, each installment is to be treated as a separate payment for purposes of Section 409A.
6.3     Delayed Distributions for Specified Employees. Notwithstanding the foregoing or anything to the contrary in a Participant’s Participation Agreement, if a Participant is a Specified Employee and payment of his or her SERP Account Balance is triggered due to Separation from Service, then no payment shall be made before the date that is six (6) months after the date of the Participant’s Separation from Service. Rather, any payment that would otherwise have been paid to the Participant during such period shall be accumulated and paid to the Participant in a lump sum on the first day of the seventh month following the Participant’s Separation from Service. All subsequent payments of the Participant’s SERP Account Balance shall be paid as specified above.
6.4     Modification of Time and Form of Payment. In the event a Participant desires to modify the time or form of payment of his or her SERP Account Balance as specified in this Plan and the Participant’s Participation Agreement, the Participant may do so by submitting the modification in writing in the form and manner required by the Committee; provided that:
a.    the modification shall not be effective for at least 12 months after the date on which the modification is irrevocably made;
b.    except for payments upon the Participant’s death or Disability, the payment(s) that is(are) to be modified shall be deferred for a period of not less than five (5) years from the date on which such payment(s) would otherwise have been made;
c.    for payments scheduled to be made on a specified date or to commence under a fixed schedule, the modification must be made at least 12 months before the date of the first scheduled payment; and
d.    the modification must otherwise comply with the requirements of Section 409A.
6.5    Maximum Payments. This Section 6.5 may require that a Participant repay a portion of his or her benefits under the Plan to the Company notwithstanding any other provision of this Plan or a Participation Agreement to the contrary. If part or all of any amount to be paid to a Participant on account of Change in Control under this Plan and all other agreements between the Participant and the Company and its Affiliates constitute a "parachute payment" (or payments) under Code Section 280G, the following shall apply:
If the aggregate present value of such parachute payments (the "Parachute Amount") exceeds 2.99 times the Participant's "base amount" as defined in Code Section 280G, then the Participant shall repay to the Company an amount equal to the amount by which the Parachute Amount exceeds 2.99 times the Participant’s “base amount.”
    Any determination or calculation described in this Section 6.5 shall be made by the Committee in accordance with Article VII.
6.6 Delay in Payment. The Company may delay a payment under the Plan and any Participation Agreement to a date after the designated payment date under any of the circumstances described below in accordance with Treasury Regulation Section 1.409A-2(b)(7); provided that the Company must treat all payments to similarly situated Participants on a reasonably consistent basis.
a.    Payments Subject to Code Section 162(m). The Company may delay a payment to the extent that the Company reasonably anticipates that, if the payment were made as scheduled, the Company's deduction with respect to such payment would not be permitted due to the application of Code Section 162(m). If a payment is delayed pursuant to this Section 6.6 a., such payment must be made either: (i) during the Participant's first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Code Section 162(m), or (ii) during the period beginning with the date of the Participant's Separation from Service and ending on the later of the last day of the taxable year of the Company in which the Participant separates from service or the fifteenth (15th) day of the third (3rd) month following the Participant's Separation from Service. Where any scheduled payment to a specific Participant in the Company's taxable year is delayed in accordance with this Section, all scheduled payments to that Participant that could be delayed in accordance with this Section must also be delayed. Where a payment is delayed to a date on or after the Participant's Separation from Service, the payment will be considered a payment made on account of a Separation from Service for purposes of the rules under Treasury Regulation Section 1.409A-3(i)(2) (regarding payments to Specified Employees upon a Separation from Service) and, in the case of a Specified Employee, the date that is six (6) months after the Participant's Separation from Service will be substituted for any reference to the Participant's Separation from Service in the second sentence of this Section 6.6 a.
b.    Payments that Would Violate Banking Laws, Federal Securities Laws or Other Applicable Law. The Company may delay a payment if the Company reasonably anticipates that making the payment will violate applicable banking laws, federal securities laws or other applicable law; provided that the payment must be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation. Making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.
c.    Continued Validity of the Company. Notwithstanding the above, a payment may be delayed where the payment would jeopardize the ability of the Company to continue as a going concern, as provided in Treasury Regulation Section 1.409A-3(d).
d.    Other Events and Conditions. The Company may delay a payment upon such other events and conditions as the commissioner of the Internal Revenue Service may prescribe in generally applicable guidance.
ARTICLE VII – ADMINISTRATION
7.1    Committee. The Plan will be administered by the Compensation and Human Resources Committee of the Board (the “Committee”).
7.2    Committee’s Authority. The Board retains the authority and discretion to determine eligibility for and participation in the Plan, to approve Participation Agreements and Discretionary Credits and set or modify their terms, to increase or decrease the Committee’s authority under the Plan, and to amend and terminate the Plan and any Participation Agreement in accordance with Article IX. Subject to the foregoing and the other terms of the Plan, the Committee is responsible for the management and administration of the Plan and has all authority necessary or appropriate to carry out its responsibilities, including the authority to:
a.    maintain Plan records;
b.    interpret and construe the terms of the Plan;
c.    subject to the terms set by the Board, prepare and revise Participation Agreements and other forms and documentation with respect to the Plan and each Discretionary Credit;
d.    adopt rules and regulations and to prescribe forms for the operation and administration of the Plan;
e.    engage agents and delegate to them such administrative and other duties within its authority as it sees fit, including consulting with counsel (who may be counsel to the Company); and

f.    correct any defect, supply any omission or reconcile any inconsistency in the Plan and/or any Participation Agreement and to make all other determinations and take such other actions with respect to the Plan or any Participation Agreement as the Committee may deem advisable to the extent not inconsistent with the provisions of the Plan or applicable law.
7.3    Effect of Action. All questions of interpretation of the Plan, of any Participation Agreement, or of any other form or other document employed in the administration of the Plan shall be determined by the Committee, and such determination is final, binding and conclusive upon all interested Persons. Any and all actions, decisions and determinations taken or made by the Board or the Committee in the exercise of its discretion pursuant to the Plan, any Participation Agreement or other agreement is final, binding and conclusive upon all interested Persons.
7.4     Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Committee and the Board against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.
ARTICLE VIII - CLAIMS PROCEDURE
8.1     Claim. Any Person claiming a benefit, requesting an interpretation or ruling under the Plan, or requesting information under the Plan shall present the request in writing to the Committee, which shall respond in writing within 60 days. Plan benefits will be paid only if and to the extent that the Committee determines, in its sole discretion, that the claimant is entitled to receive the Benefits pursuant to the terms of the Plan.
8.2     Denial of Claim. If the claim or request is denied, the written notice of denial shall state:
a.     the reasons for denial, with specific reference to the Plan provisions on which the denial is based;
b.     a description of any additional material or information required and an explanation of why it is necessary; and
c.     an explanation of the Plan’s claim review procedure.
8.3     Review of Claim. Any Person whose claim or request is denied or who has not received a response within 60 days may request review by notice given in writing to the Committee, which must be made within 60 days after the mailing date of the notice of denial. The request must refer to the provisions of the Plan on which it is based and must set forth the facts relied upon as justifying a reversal or modification of the determination being appealed. The claim or request shall be reviewed by the Committee who may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.
8.4     Final Decision. The decision on review shall normally be made within 60 days of the Committee’s receipt of the notice requesting the review. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified and the time limit shall be 120 days. The decision shall be in writing and shall state the reasons and cite the relevant Plan provisions.

8.5     Arbitration. If a claimant continues to dispute the benefit denial, then the claimant may submit the dispute to mediation, administered by the American Arbitration Association (or a mediator selected by the parties), in accordance with the American Arbitration Association’s commercial mediation rules. If mediation is not successful in resolving the dispute, it shall be settled by final binding arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be entered in any court having competent jurisdiction.

8.6    Compliance. The time periods and other provisions set forth in this Article VIII are deemed to be modified in each particular case to the extent necessary to comply with Treasury Regulation Section 1.409A-3(g) and the requirements of ERISA.

ARTICLE IX - AMENDMENT AND TERMINATION OF THE PLAN
9.1     Amendment. Notwithstanding anything herein contained to the contrary, the Board reserves the exclusive right to freeze or amend the Plan and any Participation Agreement at any time; provided that no freeze of or amendment to the Plan or any Participation Agreement shall be effective (except with the Participant's written consent) to adversely affect in a material way a Participant’s rights to any amounts that have been credited to the Participant’s SERP Account prior to the freeze or amendment.
9.2     Complete Termination.
a.    Plan Termination. Notwithstanding the terms of the Plan or any Participation Agreement to the contrary, the Board may cause the Company to pay the unpaid and unforfeited portion of a Participant’s SERP Account Balance to the Participant on account of Plan termination and liquidation, if the following circumstances are true as to the Plan:
i.    the termination and liquidation of the Plan does not occur proximate to a downturn in the financial health of the Company;
ii.    the Company terminates and liquidates all Similar Arrangements with regard to which the same Persons had a deferral of compensation;
iii.    no payments in liquidation of the Plan are made within 12 months after the date as of which the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;
iv.    all payments that result from the actions described in this Section 9.2 are made within 24 months after the date on which the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and
v.    the Company does not adopt a new plan that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) if the same participants participated in both the Plan and the new plan, for at least three (3) years following the date on which the Board takes all necessary action to irrevocably terminate and liquidate the Plan.
b.    Termination Upon Dissolution or Bankruptcy. Notwithstanding the terms of the Plan or any Participation Agreement to the contrary, the Board may pay the unpaid and unforfeited portion of a Participant’s SERP Account Balance to the Participant on account of the Board’s irrevocable termination and liquidation of the Plan either: (1) within 12 months after a dissolution of the Company that is taxed under Code Section 331, or (2) with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A); provided that in either case the amounts deferred under the Plan are included in the Participant's gross income in the latest of the following years (or, if earlier, in the taxable year in which the amount is actually or constructively received):
i.    the calendar year in which the Plan termination and liquidation occurs;
ii.     the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

iii.    the first calendar year in which the payment is administratively practicable.

ARTICLE X - MISCELLANEOUS
10.1     Unfunded Plan. This Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of management or highly compensated employees. This Plan is not intended to create an investment contract, but to provide tax planning opportunities and retirement benefits to eligible individuals who have elected to participate in the Plan. Participants are select members of management who, by virtue of their position with the Company, are uniquely informed as to the Company’s operations and have the ability to materially affect the Company’s profitability and operations. Each Participant’s and his or her Beneficiary’s rights under this Plan are only those of a general unsecured creditor of the Company. Neither the Participant nor a Beneficiary or any other person has, by reason of participation in this Plan, any right in or title to any property of the Company whatsoever, including without limitation any property that the Company may choose to set aside in anticipation of its liabilities under this Plan or any amounts that may be invested by the Company in connection with this Plan. No right under this Plan will be subject to the debts of the person entitled to the right.
10.2     Trust Fund. The Company shall be responsible for the payment of all benefits provided under the Plan. At its discretion, the Company may establish one or more rabbi trusts, with such trustees as the Board may approve, for the purpose of providing for the payment of such benefits. Such rabbi trust or trusts may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s general creditors. To the extent any benefits provided under the Plan are actually paid from any such trust, the Company shall have no further obligation with respect thereto, but to the extent not so paid, such benefits shall remain the obligation of, and shall be paid by, the Company.
10.3     Payment to Participant, Legal Representative or Beneficiary. Any payment to any Participant or a Participant’s legal representative or Beneficiary, or any guardian or committee appointed for such Participant or Beneficiary in accordance with the provisions of the Plan and the Participation Agreement, shall, to the extent thereof, be in full satisfaction of all claims against the Company. The Company may require a Participant or a Participant’s legal representative or Beneficiary, or any guardian or committee, as a condition precedent to payment under the Plan, to execute a receipt and release in such form as shall be determined by the Committee, which may provide for indemnification to the Company with respect to such payment.
10.4     Nonassignability. Neither a Participant nor any other Person shall have any right to commute, sell, assign, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other Person, nor be transferable by operation of law in the event of a Participant’s or any other Person’s bankruptcy or insolvency.
10.5     Validity. In case any provision of this Plan or a Participation Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan and the Participation Agreement shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.
10.6     Notice. Any notice or filing required or permitted to be given to the Company under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to any member of the Committee or the secretary of the Company. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
10.7     Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used in this Plan includes any corporate or other business entity that, whether by merger, consolidation, purchase or otherwise, acquires all or substantially all of the business and assets of the Company, and successors of any such corporation or other business entity.

10.8     Taxes; No Warranty. All amounts that are credited to a Participant’s SERP Account are subject to Social Security and Medicare payroll taxes as of the date required by relevant law, which is generally the vesting date. The Company will pay the employer’s share of any Social Security and Medicare payroll taxes that are due under applicable law with regard to a Participant’s SERP Account without any reduction to the Participant's SERP Account Balance. The employee’s share of any Social Security and Medicare payroll taxes that are due pursuant to applicable law will be paid by the Company after the Company reduces the relevant Participant's vested SERP Account Balance by an amount equal to the dollar amount of said employee share of the relevant payroll taxes, as permitted by Treasury Regulation Section 1.409A-3(j). The Company will also perform required tax withholding, including income tax withholding, with respect to any payment under the Plan, including any payment of investments to be made in-kind. The Company makes no warranty, guarantee or projection of the future value of a Participant’s SERP Account or the tax consequences of the Plan, including the inclusion in or exclusion from federal, state or local taxes of any amounts due under the Plan. The Company has no obligation to take any action to increase or improve the value of the SERP Account or to reduce or otherwise mitigate any tax consequences of the Plan to a Participant. Each Participant is solely responsible for all income and other taxes, penalties and interest incurred by the Participant in connection with the Plan, and agrees that the Participant has no claim or cause of action against the Company with respect to any tax, penalties, or interest incurred by the Participant under Section 409A or otherwise, regardless of the reason for such incurrence. This Plan permits the acceleration of the time or form of a payment to pay employment related taxes as permitted under Treasury Regulation Section 1.409A-3(j) and to pay any taxes that may become due at any time that the arrangement fails to meet the requirements of Section 409A and the regulations and other guidance promulgated thereunder. In the latter case, such payments shall not exceed the amount required to be included in income as the result of the failure to comply with the requirements of Section 409A.
10.9     Acceleration of Payments. Except as specifically permitted herein or in other sections of this Plan or a Participant’s Participation Agreement, no acceleration of the time or schedule of any payment may be made under this Plan or the Participation Agreement. Notwithstanding the foregoing, payments may be accelerated by the Company to the extent permitted by Section 409A.
10.10     Required Regulatory Provision. Any payments made to the Participant pursuant to this Plan or otherwise are subject to and conditioned upon compliance with any applicable provisions of 12 U.S.C. § 1828(k) and 12 C.F.R. Part 359 Golden Parachute and Indemnification Payments and any other rules and regulations promulgated thereunder.
10.11     Governing Law. The Plan is established under, and will be construed according to, the laws of the State of Michigan, to the extent such laws are not preempted by applicable federal law.
10.12    No Reliance. A Participant shall not rely on oral statements of any person, including members of the Committee, with respect to any provisions of the Plan or the Participant’s Participation Agreement. A Participant shall only rely on the written terms of the Plan and the Participant’s Participation Agreement, and on written rules for the administration of the Plan formally adopted by the Committee. The Board or the Committee may delegate authority in writing, and delegates may bind the Board, the Committee and the Company only to the extent of the written delegation. A written statement signed by the majority of the members of the Board or the Committee is conclusive in favor of any Person acting in reliance on that statement.

10.13     Restrictive Covenants.
a.    General Rule. In consideration of the crediting of amounts to the Participant’s SERP Account and the Company’s agreement to make payments under this Plan and the Participation Agreement, each Participant agrees that, until the later of (i) two (2) years after the Participant’s Separation from Service for any reason, and (ii) the date on which the Participant is paid all amounts that are owed under this Plan, the Participant will not, whether directly or indirectly as an owner, partner, limited partner, joint venturer, shareholder, member, trustee, lender consultant, officer, director, independent contractor, employee or other agent of another Person:
i.    solicit, offer employment to, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any officer or employee of the Company to terminate his or her employment and accept employment or otherwise become affiliated with, or provide services for compensation in any capacity whatsoever to, any business whatsoever that competes with the business of the Company which has headquarters or offices within 25 miles of any location(s) in which the Company has business operations or has filed an application for regulatory approval to establish an office (the “Restricted Territory”);
ii.    solicit, provide any information, advice or recommendation, or take any other action intended (or that a reasonable person acting in like circumstances would expect) to have the effect of causing any customer of the Company to terminate an existing business or commercial relationship with the Company; or
iii.    become an owner, partner, limited partner, joint venturer, shareholder, member, trustee, lender consultant, officer, director, independent contractor, employee or other agent of any savings bank, savings and loan association, savings and loan holding company, credit union, bank or bank holding company, insurance company or agency, mortgage or loan broker or any other entity that competes with the business of the Company, that: (i) has headquarters within the Restricted Territory, or (ii) has one or more offices, but is not headquartered, within the Restricted Territory, but in the latter case, only if the Participant would be employed, conduct business or have other responsibilities or duties within the Restricted Territory.
b.    Confidentiality. In consideration of the crediting of amounts to the Participant’s SERP Account and the Company’s agreement to make payments under this Plan and the Participant’s Participation Agreement, each Participant agrees not, while employed by the Company or after Separation from Service for any reason, directly or indirectly, use or furnish to anyone (except as required in the ordinary course of performing the Participant’s employment duties for the Company) any confidential information or trade secrets relating to the Company’s business (collectively “Confidential Information”), which Confidential Information includes information relating to the Company’s systems, processes, and rates; trade secrets; contracts with customers and vendors; design, production, sale, or distribution of any products and services; personnel and their compensation and employment arrangements; identity of, or products purchased by, or rates and prices paid by, customers and potential customers of the Company; and all other private matters pertaining to the Company.
c.    Construction and Relief. If a provision in this Section 10.13 is found by any court with jurisdiction to be too broad in duration, scope, or otherwise, then the court is to amend the offending provision to the minimum extent necessary to make it reasonable and enforceable, and the offending provision is to be fully enforceable as amended.
d.    Remedies. In consideration of the crediting of amounts to a Participant’s SERP Account and the Company’s agreement to make payments under this Plan, each Participant agrees that, notwithstanding any provision of this Plan or any Participation Agreement to the contrary and in addition to the Company’s other remedies at law and in equity, the Participant will forfeit the Participant’s entire interest in the Plan, including any rights to unpaid amounts credited to the Account and unpaid installment payments, effective upon the Participant’s breach of this Section 10.13, regardless of whether any rights or payments were previously vested. In addition, the Company will be entitled to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of any provision of this Section 10.13 by the Participant. The Participant agrees that damages for a breach of the provisions of this Section 10.13 would be difficult or impossible to determine and that the Company has no adequate remedy at law for such a breach, such that enforcement by specific performance is necessary in addition to the Participant’s forfeiture and the award of any damages that are determinable. A Participant is liable to the Company for all costs and expenses, including actual attorney’s fees, that the Company incurs in enforcing any provision of this Section 10.13 or other provision of this Plan against the Participant.

10.14    No Right to Continued Employment. Neither the establishment of the Plan nor any provisions of the Plan or any Participation Agreement nor any action of the Board or the Committee with respect to the Plan shall be held or construed to confer upon any Participant any right to continue in the service of the Company. The Company reserves the right to dismiss any Participant or otherwise deal with any Participant to the same extent as though the Plan had not been adopted.

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ARTICLE XI - EXECUTION
This Plan, together with the relevant Participant’s Participation Agreement(s), sets forth the entire understanding of the Company and that Participant with respect to the supplemental executive retirement benefits to be provided by the Company to that Participant under the Plan, and any previous agreements or understandings between the Company and that Participant regarding the subject matter of this Plan are superseded by this Plan and the Participant’s Participation Agreement.

IN WITNESS WHEREOF, the Company, acting through its authorized officer, has adopted this Plan effective as of the Effective Date.

ISABELLA BANK CORPORATION

Date:	April 24, 2015	By:	/s/ Dennis P. Angner
		Name:	Dennis P. Angner
		Title:	President & CFO

ISABELLA BANK

Date:	April 24, 2015	By:	/s/ Steven D. Pung
		Name:	Steven D. Pung
		Title:	President